Securities & Exchange Commission,
Washington, D.C.

AUTHOR'S CONSENT

I, RICHARD T. HEARD, of 10881 Sunshine Coast Highway, Halfmoon Bay, British Columbia, do hereby consent to the use in this registration statement of The Stallion Group on Form SB-2 of my Geological Report On The Bell 1-4 Mineral Claims dated May 31, 2004, appearing in the prospectus, which is part of this Registration Statement. I hereby concur with the summary of the report contained in the registration statement. I also consent to the reference to me under the heading "Experts" in such registration statement and agree to the filing of this consent as an exhibit to the registration statement.

/s/ "R.T. Heard"

R.T. Heard, P. Eng.
10881 Sunshine Coast Highway,
Halfmoon Bay, B.C.
June 15, 2004